Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Announces Board and Management Changes

•                  Patrick Fleming Elected Chairman of Board

•                  Paul Carrico promoted to position of President and CEO

Atlanta, Georgia — February 14, 2008 — Georgia Gulf today announced that Paul Carrico has been elected President and Chief Executive Officer, as well as a Director of the Company.  In addition, Georgia Gulf announced that Patrick Fleming has been elected Chairman of the Board.  Both Paul Carrico and Patrick Fleming are assuming their new positions immediately.

Ed Schmitt, who has served as Chairman, President and CEO of Georgia Gulf since 1998, will serve in an advisory role until July 2008, retiring thereafter.  Mr. Schmitt has resigned as a member of the Board.

Both external and internal candidates were considered in the President and CEO search process, which was led by Patrick Fleming who is an independent Board member and Chair of the Compensation Committee.  In October 2007, Georgia Gulf retained Heidrick and Struggles to conduct a search for a successor for Mr. Schmitt. “Paul Carrico was chosen from an extensive field of internal and external candidates, recognizing his strong team building skills, acquisition integration experience and knowledge of the entire organization,” commented Mr. Fleming.

Paul Carrico, 57, has served as Vice President, Chemicals and Vinyls since October 2006 and Vice President, Polymer Group from May 2005 until October 2006.  During this time, his responsibilities expanded from vinyl resins to include commodity chemicals.  Prior thereto Mr. Carrico served as Business Manager, Resin Division from 1999 when he joined the Company and played a key role in the integration of the acquisition of CONDEA Vista, his former employer.  Prior to joining Georgia Gulf, he was General Manager of CONDEA Vista’s vinyl and olefins division. Mr. Carrico has a Masters Degree in the Science of Management from MIT in Cambridge, MA, along with a Masters Degree in Chemical Engineering from the University of Louisville in Louisville, KY.

Commenting on his appointment, Mr. Carrico noted that he “looks forward to working with the management group, as well as all the dedicated employees of Royal Group and Georgia Gulf.”  “Paul is well qualified to lead the team, given his strong understanding of the company and the markets it serves,” added Mr. Fleming.

Patrick Fleming is assuming the role of Chairman of Georgia Gulf’s Board of Directors, having been a Director of Georgia Gulf since 2000.  He is a member of the Audit Committee, as well as Chair of the Compensation Committee.  In 1999 Mr. Fleming retired as Managing Director and Chief Executive Officer of Calortex, which was a joint venture between Texaco, Calor Gas and Nuon International.  Mr. Fleming noted that, “separation of the Chairman and CEO’s role will serve to enhance corporate governance.”

Mr. Fleming noted that Georgia Gulf’s “Board of Directors appreciates Ed’s dedication to development of the Company and its employees during his 27 years with the organization.”

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger

Georgia Gulf Corporation

1-770-3954546 / 905 652 6210